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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM 8-A/A

                                Amendment No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          WYNDHAM INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                               94-2878485
(State of Incorporation or Organization)  (I.R.S. Employer Identification No.)

           1950 Stemmons Freeway, Suite 6001, Dallas, Texas   75207
              (Address of Principal Executive Offices)     (Zip Code)

If this Form relates to the             If this Form relates to the
registration of a class of securities   registration of a class of securities
pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
Exchange Act and is effective           Exchange Act and is effective
Pursuant to General Instruction         pursuant to General Instruction
A.(c), please check the following       A.(d), please check the following
box. [X]                                box.  [ ]

Securities Act registration statement file number to which this form relates:

--------------------
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class          Name of Each Exchange on Which
            to be so Registered          Each Class is to be Registered
            -------------------          ------------------------------

            Class A Common Stock            New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                Not applicable
                               (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

      Wyndham International, Inc. ("Wyndham") is amending and restating the Registration Statement on Form 8-A relating to Wyndham's Class A Common Stock filed with the Securities and Exchange Commission on June 17, 1999 in order to describe such securities in "plain English."

     On June 30, 1999, Wyndham consummated the $1 billion equity investment in its series B preferred stock and its related restructuring. As part of such restructuring, Wyndham's certificate of incorporation was amended and restated to, among other things, create separate classes of common stock designated as class A common stock and class B common stock.

Item 1.  Description of Registrant's Securities to be Registered.

                      DESCRIPTION OF CLASS A COMMON STOCK

     We have attached to this Form 8-A/A as Exhibit 1 the form of our Restated Certificate of Incorporation and as Exhibit 2 the form of our Amended and Restated Bylaws. The discussion below is not a complete description of the terms of the class A common stock, so you should read it together with our Restated Certificate of Incorporation and our Amended and Restated Bylaws.

     Except as described below regarding the election of directors, each share of class A common stock will be entitled to one vote on each matter submitted to a vote at any meeting of stockholders and the holders of shares of class A common stock will vote together as one class on all matters submitted to a vote of stockholders or, if any holders of shares of preferred stock are entitled to vote together with the holders of class A common stock on any matter, as a single class with the holders of preferred stock on the matter.

     The right of the holders of the class A common stock to elect members of our Board of Directors depends on the class of directors being elected.

     . Class A Directors: Before the date the investors may voluntarily convert their class B common stock to class A common stock, holders of the class A common stock will elect the class A directors by plurality vote. From and after the date the investors may voluntarily convert their class B common stock to class A common stock, holders of the class A common stock, voting together as a single class with the holders of the class B common stock and series B preferred stock, will elect the class A directors by plurality vote.

     . Class B Directors: Holders of class A common stock have no right to participate in the election of the class B directors.

     . Class C Directors: Holders of the class A common stock, voting together as a single class with the holders of the class B common stock and series B preferred stock, generally will elect the Class C directors by plurality vote.


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     Subject to the rights of holders of preferred stock, holders of class A common stock will be entitled to receive dividends and other distributions in cash, stock or property as determined by our Board of Directors from time to time. The holders of the class A common stock and the class B common stock will be entitled to receive, and generally to share equally and ratably, such dividends. However, if dividends are payable in shares of class A common stock or class B common stock, the dividends will be declared at the same rate on each class of stock, and the dividends payable to holders of class A common stock will be paid in class A common stock and the dividends payable to holders of class B common stock will be paid in class B common stock.

     Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, after distribution in full of preferential amounts to be distributed to the holders of preferred stock or any other class or series of stock having a preference as to liquidating distributions over the class A common stock, the holders of the class A common stock and the class B common stock will be entitled to share equally and ratably in all of our remaining assets available for distribution to stockholders.

     Unless approved by our Board of Directors, holders of our class A common stock do not have preemptive rights to purchase (1) additional shares of our capital stock, (2) warrants, rights or options to purchase additional shares of our capital stock, or (3) any obligations convertible into such stock, warrants, rights or options.

Item 2.  Exhibits.

Exhibit No.    Description
-----------    -----------

   1 Form of Restated Certificate of Incorporation of Wyndham International, Inc. (filed on March 2, 1999 as Exhibit 99.3 to Form 8-K (File No. 01-13127), and incorporated herein by reference).

   2 Form of Amended and Restated Bylaws of Wyndham International, Inc. (filed on March 2, 1999 as Exhibit 99.4 to Form 8-K (File No. 01-13127), and incorporated herein by reference).

                                       2
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                                   SIGNATURE

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        WYNDHAM INTERNATIONAL, INC.



Date:  August 11, 1999                  By: /s/ RICHARD MAHONEY
                                            ------------------------------
                                                Richard Mahoney
                                                Chief Financial Officer

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                                 EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

   1 Form of Restated Certificate of Incorporation of Wyndham International, Inc. (filed on March 2, 1999 as Exhibit 99.3 to Form 8-K (File No. 01-13127), and incorporated herein by reference).

   2 Form of Amended and Restated Bylaws of Wyndham International, Inc. (filed on March 2, 1999 as Exhibit 99.4 to Form 8-K (File No. 01-13127), and incorporated herein by reference).